Exhibit 10.4

FORM OF
EMPLOYMENT AGREEMENT

                 EMPLOYMENT AGREEMENT, dated as of June 1, 2002 by and between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation, with offices at 10000 Innovation Drive, Milwaukee, Wisconsin 53226 (the “Company”), and PATRICK F. KENNEDY, residing at 923 16th Avenue East, Seattle, WA 98112 (the “Executive”).

                WHEREAS, the Executive has served as the President and Chief Executive Officer of the Company, pursuant to a Consulting Services Agreement, dated as of November 1, 2001 between the Company and Holiday Retirement Consulting Services, LLC (the “Prior Agreement”); and

                WHEREAS, the Company wishes the Executive to continue to serve in these positions pursuant to the terms of this Agreement following the expiration of the term of the Prior Agreement, and the Executive is willing to do so;

                NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Executive agree as follows:

1.     Term. The Company agrees to employ the Executive and the Executive agrees to serve, on the terms and conditions set forth herein, for a period commencing as of June 1, 2002 and ending on May 31, 2003 (“Original Term”), unless earlier terminated pursuant to the terms hereof; provided, however, that this Agreement will automatically renew for an additional year on June 1, 2003 (such extended period, the “Renewal Term”), unless the Company gives notice to Executive that the Company does not wish to renew this Agreement at least thirty (30) days prior to the expiration of the Original Term. Notwithstanding the foregoing, either the Company or Executive may terminate this Agreement by giving at least thirty (30) days' advanced written notice to the other. The period during which Executive is employed pursuant to this Agreement (including any Renewal Term) is hereinafter referred to as the “Employment Period.”

2.     Title; Duties and Services; Location.

(a)        The Executive shall serve as the President and Chief Executive Officer of the Company and shall have the duties, responsibilities and authority associated with those positions pursuant to the Amended and Restated Bylaws of the Company, as in effect from time to time, together with such duties, responsibilities and authority as from time to time may be assigned to him by the Board of Directors of the Company. At no time shall the Executive be requested to perform duties that are not commensurate with his status as the Company's Chief Executive Officer and President; provided, however, that at the request of the Board of Directors, and without additional consideration, the Executive shall serve as a director, executive officer, trustee or agent for the Company and its affiliates so long as he continues as an officer of the Company. During the Employment Period, and excluding any periods of disability or of vacation and sick leave to which Executive is entitled, Executive agrees to devote at least 75% of his business time to the business and affairs of the Company. It shall not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) fulfill speaking engagements and (C) manage personal investments, so long as such activities, individually or in the aggregate, do not interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement (other than occasional interference of a minor and insignificant nature).

                 (b)        Executive shall be permitted to maintain his existing residence and office in Seattle, Washington and shall travel to the Company's offices in Milwaukee to the extent necessary to fulfill his duties to the Company. When not present in Milwaukee, Executive shall be generally available by telephone, e-mail and fax to discharge his responsibilities to the Company.

3.     Compensation and Benefits.

(a)        Base Salary. As compensation for his services hereunder, the Company agrees to pay the Executive a base salary (the “Base Salary”) at the monthly rate of $45,000.00.

(b)        Incentive Bonus. It is contemplated that members of the Company's senior management may be awarded bonuses and equity participation in the Company upon completion of a successful financial restructure of the Company and its subsidiaries. Executive shall be entitled to participate in such bonuses and equity participation based upon the Board's assessment of his contribution to the completion of a successful restructuring of the Company. In addition, Executive may be eligible for such further bonuses as the Board shall determine to be appropriate in the circumstances based upon his willingness to continue with the Company following completion of the Company's restructuring. Executive also shall be entitled to such other bonuses as the Board shall award him from time to time. Otherwise, Executive shall not be entitled to participate in any incentive bonus programs applicable to other Company officers or other employees.

(c)        Benefit Plans and Fringe Benefits. The Executive shall be eligible to participate (subject to any applicable waiting periods) in all employee benefit plans (including, but not limited to, qualified and nonqualified pension, profit sharing and savings plans and medical, long-term disability and life insurance plans) maintained or established by the Company for the benefit of senior executives of the Company generally during the Employment Period and to receive all fringe benefits available generally to senior executives of the Company; provided, however, that Executive shall only be entitled to participate in bonus plans and programs and equity participation programs to the extent contemplated by Section 3(b) hereof. The Company shall be entitled, at its expense, to arrange for the purchase of “key man” insurance on the Executive's life in an amount determined by the Board, and the Executive shall reasonably cooperate with the Company in procuring such insurance.

(d)        Expenses. The Executive shall be entitled to reimbursement for all reasonable travel (coach airfare) and other out-of-pocket expenses incurred in the performance of his duties hereunder (“Reimbursable Expenses”), including reasonable expenses for travel between Seattle and Milwaukee and for lodging, meals and general transportation incurred when Executive is resident in Milwaukee, upon submission and approval of written statements and bills in accordance with the regular expense reimbursement policies and procedures of the Company applicable to senior executives.

(e)        Vacation/PTO. Notwithstanding anything to the contrary in the Company “PTO” plan, Executive shall be entitled to five (5) weeks (25 business days) of vacation and paid time off under the Company's “PTO” plan for each calendar year during the Employment Period, and as prorated during any portion of a calendar year either upon the commencement or termination of this Agreement (i.e., 14.5 days of vacation and paid time off in calendar year 2002), and in the event Executive does not utilize all such vacation/PTO days during any calendar year or prior to the termination of Executive's employment hereunder, the unused days of vacation/PTO shall be deemed forfeited at the earlier of the end of such calendar year or upon the termination of Executive's employment with the Company.

4.     Termination.

(a)     For Death and Disability. The Executive's employment hereunder shall terminate upon his death, and may be terminated by the Company upon notice to Executive due to disability (e.g., a physical or mental incapacity that renders the Executive unable to substantially discharge his duties hereunder).

(b)      For Cause or Without Cause. The Company may terminate the Executive's employment hereunder at any time for cause upon notice to Executive or without cause upon thirty (30) days advanced notice to Executive.

(c)      Voluntary Termination. Executive may terminate his employment hereunder by electing to voluntarily resign by giving as least thirty (30) days' advanced notice thereof to the Company.
5.      Compensation upon Termination.
                (a)        Accrued Payments Payable Upon Termination. In the event of termination of Executive's employment for any reason, including without limitation, for cause, the Executive shall be entitled to receive (i) any accrued but unpaid Base Salary through such date of termination, (ii) any amounts due but unpaid for any prior completed fiscal year, and (iii) any unpaid travel and other out-of-pocket expenses previously and reasonably incurred in the performance of his duties hereunder (“Reimbursable Expenses”). Any such Base Salary and/or Reimbursable Expenses shall be promptly paid in a lump sum in cash.
        (b)        No Severance Obligations. Upon the termination of Executive's employment with the Company for any reason, Executive shall not be entitled to any severance payment. Executive shall not participate in the Company's severance program, and shall be entitled to receive, in lieu of any other payments or benefits, only the amounts required to be paid by Section 5(a) hereof.

6.     Resignation of Offices and Directorships. Effective upon the termination of the Executive's employment with the Company, the Executive shall be deemed to have resigned as an officer, director, trustee and agent, if applicable, of the Company and its affiliates and shall execute any documents required by the Company to evidence the same; provided, however, notwithstanding the foregoing, Executive shall defer any resignation contemplated hereby for a period of up to 90 days following his termination of employment if requested by the Company in order to facilitate any notices, filings, approvals or other procedures necessary or appropriate in connection with Executive's resignation or the appointment of his successor; provided, however, that during any such 90-day period Executive shall not have any material duties or responsibilities on behalf of the Company and its affiliates other than to reasonably cooperate with the Company in complying with such notices, filings, approvals or other procedures.

7.     Return of Company Property. The Executive agrees that, upon the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), he will not take with him or retain without written authorization from the Board, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control. Notwithstanding the immediately preceding sentence, the Executive shall be permitted to retain any personal memorabilia belonging to him, notes taken by him as a member of the Board, or any committee thereof, and any other such materials which the Executive deems to be of value to him in the event the same may be needed by the Executive in connection with the defense of any lawsuit, action or proceeding brought against him for any reason whatsoever.

8.     Restrictive Covenants.

(a)        The Executive acknowledges that the covenants herein are necessary to protect the goodwill and other value of the Company and in view of the unique and essential nature of the services the Executive is to perform hereunder, and the irreparable injury that would befall the Company should the Executive breach such covenants. The Executive further acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the customers and employees of the Company and allows him access to Confidential Information (as hereinafter defined), (ii) the type and periods of restrictions imposed by the covenants in this Section are fair and reasonable and that such restrictions will not prevent the Executive from earning a livelihood, (iii) the Company is engaged in the business of owning, operating or managing assisted living facilities and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (iv) the Company conducts its business activity in and throughout the Area (as hereinafter defined); and (v) Competing Businesses (as hereinafter defined) are engaged in businesses like and similar to the business of the Company.

(b)        Having acknowledged the foregoing, the Executive covenants and agrees with the Company that, while he is in the Company's employ and for a period of twelve (12) months following his date of termination of employment, he will not, directly or indirectly:

(i)      disclose or use for his own benefit or the benefit of any other person, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Executive or of which the Executive became aware by reason of his employment with or service as an officer of the Company;

(ii)solicit for employment by any Competing Business in the Area any person who now or during the term hereof is employed by the Company in a management position (defined to include corporate officers of the Company, home office management personnel and field level personnel at or above the residence director level); provided, however, that nothing herein shall prohibit Executive from hiring or participating in the hiring by another employer any such persons if (i) such employment results from solicitations placed in general circulation, trade or industry publications or other media or with placement agencies; (ii) such persons are terminated by the Company or voluntarily leave the Company's employ (otherwise than as a result of any prohibited solicitation by Executive) or (iii) such persons were solicited and hired exclusively by persons other than Executive (otherwise than as a result of any prohibited solicitation by Executive).

 (c)     For purposes of this Agreement, the term (i) “Area” means a fifty (50) mile radius of any assisted care facility owned, managed or operated by the Company at the time Executive's employment hereunder is terminated; (ii) “Competing Business” means the business of owning, operating or managing assisted living facilities or specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's disease having gross annualized revenues of at least $35 Million or representing at least 1,000 owned, operated and/or managed beds; and (iii) “Confidential Information” means any and all data and information relating to the business and business opportunities of the Company (whether or not constituting a trade secret) that is, has been or will be disclosed to Executive or of which Executive becomes aware as a consequence of or through his relationship with the Company under this Agreement, under the Prior Agreement or under the letter agreement between the Company and Holiday Retirement Corp. dated as of March 1, 2000 (the “Existing Confidentiality Agreement”) and that has value to the Company and is not generally known by its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the Company's financial affairs, assets, market research, services, customers, employees, financing and potential financing, development, purchasing, accounting or marketing.

(d)     The Executive acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants in this Section and that damages arising out of such breach would be difficult to ascertain. The Executive hereby agrees that, in addition to all other remedies provided at law or in equity and notwithstanding the agreement to arbitrate disputes set forth in Section 10 hereof, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the Executive of any covenant contained in either Section 7, 8 or 9 of this Agreement. The parties hereto agree that all references to the Company in Sections 7, 8 and 9 of this Agreement shall include, unless the context otherwise requires, all subsidiaries and affiliates of the Company.

9.     Corporate Opportunity. Executive shall not, during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, (i) take or utilize for the benefit of any party other than the Company, any corporate or business opportunity that may be offered to or become known by Executive as a result of providing services to the Company or through Confidential Information provided to Executive as a result of or pursuant to this Agreement or the Prior Agreement unless such opportunity has first been presented to the Board and the Board has specifically and expressly elected to forego on such opportunity and to allow Executive to pursue such opportunity.

10.     Arbitration. Any and all disputes or controversies arising out of or relating to this Agreement, shall be resolved by arbitration at the office of the American Arbitration Association nearest to the Company's executive offices at such time before a panel of one arbitrator under the then existing rules and regulations of the American Arbitration Association. The arbitrator will be chosen by mutual agreement by the Executive and the Company. The parties agree that in any such arbitration, the arbitrator shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrator shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. Except as required by law or as determined to be appropriate disclosure by the Company under applicable securities laws or stock exchange regulations, neither the Company nor Executives shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or dispute between the parties without receiving the prior written consent of the other party to the content of such press release or statement. The Company and the Executive shall share the cost of the arbitration proceeding equally; provided that the arbitrator shall have discretion to award the prevailing party the right to collect from the other party all or a portion, in the discretion of the arbitrator, of the prevailing party's costs and expenses incurred in enforcing the terms of this Agreement, including the prevailing party's portion of the costs of the arbitrator and the arbitration.

11.     Miscellaneous

(a)        Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Executive, his executor, administrator, heirs, personal representatives and assigns, and upon the Company and its successors and assigns; provided that the obligations and duties of the Executive may not be assigned or delegated.

(b)        Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Washington, without giving effect to principles of conflicts of laws.

(c)        Invalid Provisions. The parties hereto agree that the agreements, provisions and covenants contained in this Agreement (including, without limitation, the agreements, provisions and covenants contained in Section 8 hereof) are several and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision, and covenant constitutes an enforceable obligation between the Company and the Executive. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

(d)        Assignment. Except as otherwise provided in this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to each successive such transaction).

(e)        Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

(f)        Legal Fees. Each party hereto shall be responsible for its legal fees incurred in connection herewith.

(g)        Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

If to the Executive, addressed to:

Patrick F. Kennedy
923 16th Avenue East
Seattle, WA 98112

If to the Company, addressed to:

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Chief Financial Officer and Chairman of the Compensation
    Committee of the Board of Directors

with a copy to:

Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Alan C. Leet, Esq.

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

(h)        Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(i)        Waiver. The waiver by either party hereto of a breach of any provision, agreement or covenant of this Agreement by the other party hereto shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by such other party hereto.

(j)         Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by written instrument signed by each of the parties hereto.

(k)     Taxes. Any amounts payable to the Executive hereunder shall be paid to the Executive subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Executive or his beneficiary, if applicable, shall be solely responsible for all taxes imposed on the Executive or his beneficiary by reason of his receipt of any amounts of compensation or benefits payable to the Executive hereunder.

IN WITNESS WHEREOF, the Executive has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officer, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.
ALTERRA HEALTHCARE CORPORATION

By:

EXECUTIVE:

PATRICK F. KENNEDY